UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2018

SEVEN STARS CLOUD GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-1778374
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

001-35561

(Commission File Number)

55 Broadway, 19th Floor

New York, NY 10006

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212-206-1216

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into A Material Definitive Agreement.

Effective on August 19, 2018, Seven Stars Cloud Group, Inc. (the “Company”) entered into a Financial Advisory Agreement (the “Agreement”) with National Transport Capacity Co., Ltd, a company established in the People’s Republic of China (“NTC”) pursuant to which NTC agreed to engage the Company as NTC’s financial advisor with respect to NTC’s financing of its electric bus transformation business for the next 3 years. The Company shall assist NTC with conducting fractionalization sales of fixed income products in China on a non-exclusive basis. NTC has agreed to provide the Company with underlying assets of RMB 60 billion (US$8.7 billion) over a 3 year period. The Company shall receive 2% of funds raised with respect to the fractionalization sales. The Company shall also assist with conducting fixed income product issuance and digital asset issuance in areas other than mainland China on an exclusive basis. NTC has agreed to provide the Company with underlying assets of US$15 billion over a 3 year period. The Company shall receive between 2 and 20% of the net funds raised with respect to these fixed income and digital asset issuances. The Company shall receive fees of not less than 5% for the issuance of other digital financial products.

The foregoing description of the Purchase Agreement is not purported to be complete and is qualified in its entirety by reference to the complete text of such agreement which will be filed as an exhibit to a Form 10-Q of the Company, as required.

Item 8.01	Other Events.

On August 20, 2018, the Company issued a press release announcing the entry into the Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated August 20, 2018.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEVEN STARS CLOUD GROUP, INC.

Date: August 23, 2018	By:	/s/ Bruno Wu
Bruno Wu
Chief Executive Officer and Chairman of the Board

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